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     PRESS RELEASE  June 5, 2000



                                                                    EXHIBIT 99.1



DuPont Photomasks, Inc. Names
Gerd Stoecker Executive Vice President Finance and CFO


ROUND ROCK, TX, June 5, 2000 -- DuPont Photomasks, Inc. (NASDAQ: DPMI) more commonly referred to as DPI, today announced that Gerd Stoecker has been named executive vice president of finance and chief financial officer, effective immediately.

Stoecker has held senior financial management positions in a variety of industries during his 32-year career, having worked the last 18 years in technology-based companies. Most recently, he was vice president and treasurer of Tandem Computers, prior to the company's acquisition by Compaq Computer. He replaces William H. Carroll, DPI's treasurer, who had also been serving as interim chief financial officer. Carroll remains the company's treasurer.

"We are very pleased to add Gerd's wealth of experience to DPI," said Peter Kirlin, chairman and chief executive officer of DuPont Photomasks. "Gerd's financial expertise, including his strong international and technology experience, will be a great asset to our leadership team. I am confident he will help us capitalize on the tremendous opportunities in front of us."

"I am delighted to join DPI as it enters an important growth phase," said Stoecker. "The increasing value of photomasks bodes well for a technology leader like DPI. The company is well positioned globally to benefit from the current industry growth cycle and the accelerated pace of technology change. I look forward to working with the team to continue increasing shareholder value."

Stoecker spent the last 15 years of his career with Tandem Computers in increasingly responsible financial management positions. From 1981 to 1984, he was vice president of international finance for Atari Inc., overseeing rapid global expansion of the producer of computers and electronic games. He holds a bachelor of business administration from Staedtische Kaufmaennische Unterrichtsanstalt Gelsenkirchen, Germany and a masters of business administration from Ruhr University Graduate School of Business in Bochum, Germany.

Kirlin concluded, "We are fortunate that Gerd inherits a strong financial team which was led by Bill Carroll over the last six months. I am very thankful for the outstanding job done by Bill and his organization during this period."

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About DuPont Photomasks


DPI leads the photomask industry with one of the most technically advanced manufacturing networks. The company supplies photomasks to the global semiconductor industry from 12 strategically located facilities in North America, Europe and Asia, and derives approximately 45 percent of its current revenues from leading-edge photomasks with 0.25 micron or smaller design rules. DPI also produces and supplies photoblanks (photomask substrates) and pellicles (protective covers for photomasks). Headquartered in Round Rock, Texas, DPI posted worldwide sales of approximately $264 million in fiscal 1999. The company maintains a Web site at http://www.photomask.com.

Note: This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause future activities and results of operations to differ from those suggested, including risks associated with management change, new facility construction, accelerating technology requirements, pricing pressures and the need to manage growth. For additional information, please refer to DPI's filings with the Securities and Exchange Commission, specifically the company's most recent Forms 10-K dated September 21, 1999 and 10-Q dated May 15, 2000, which identify important risk factors that could cause actual results to differ from those contained in the forward looking statements. Results for interim periods are not necessarily indicative of results for the year.


Contact:

  DuPont Photomasks, Inc.
  Tom Blake
  (512) 310-6562
  tom.blake@photomask.com
      or
  Investor Relations Partners, Inc
  Shellie M. Roth
  (973)-535-8389
  roth@irpartners.com